press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	January 24, 2014		716-687-4225

MOOG REPORTS FIRST QUARTER SALES UP 4%

East Aurora, NY – Moog Inc. (NYSE: MOG.A and MOG.B) today announced first quarter sales of $643 million, up 4% from a year ago. Net earnings were $32 million and earnings per share were $.70, both lower compared to last year’s first quarter. Results in the quarter included a charge of $.12 per share for costs associated with the previously announced redemption of high yield notes and a $.06 per share investment write down. Exclusive of those charges, adjusted earnings per share of $.88 were up 17% from a year ago.

Aircraft segment sales, at $265 million, were up 5% from last year. Commercial aircraft sales increased 25% on very strong OEM production which included $56 million in sales to Boeing and $19 million in sales to Airbus. Commercial aircraft aftermarket sales of $29 million were 8% higher.

Military aircraft sales were down 8% to $138 million. OEM sales were off 5% due to lower V-22 production rates and slowing development program activity on the F-35 Joint Strike Fighter. Military aftermarket sales were 13% lower, at $50 million.

Space and Defense sales of $99 million were 15% higher than a year ago. Sales in space markets were up 21%, driven by last year’s Broad Reach acquisition. Combined sales for the defense and security markets were 8% higher.

Industrial Systems sales of $144 million were down 3%. Sales of simulation and test systems and industrial automation products were down 2% while sales of energy products were down 4%.

Components Group sales, at $103 million, increased 3% year over year. Industrial automation sales were $8 million higher with the addition of Aspen Motion Technologies, acquired in fiscal ‘13. Medical components sales were 6% higher. Sales into aerospace and defense markets were mostly unchanged. Sales of energy market products were lower as sales into marine markets a year ago were unusually high.

Medical Devices segment sales of $32 million were 9% lower, the result of the sale of the Ethox Buffalo operation six months ago. Higher pump sales offset lower sales of administration sets in the quarter.

Twelve month consolidated backlog was $1.4 billion, up 9% from a year ago.

The company also updated its projections for fiscal 2014. Compared with the forecast of 90 days ago, the company is planning to invest an additional $.15 per share in Aircraft R&D and $.10 per share in their SAP business system conversion. The company is also reducing its sales forecast for the year by $45 million which will result in $.10 per share lower earnings. The revised forecast is sales of $2.63 billion, net earnings of $169 million and earnings per share of $3.65.

"We're off to a slow start in fiscal ‘14,” said John Scannell, Chairman and CEO. "Our commercial aircraft business is strong, but our defense and industrial markets are weaker than plan. Despite the difficult market conditions, we continue to invest in programs which will deliver long term benefits. Although we have revised our fiscal '14 outlook downward somewhat, it is still a step up from fiscal '13. We will continue to focus on cost reductions and margin improvement as we move through the year."

In conjunction with today’s release, Moog will host a conference call beginning at 10:00 a.m. ET, which will be broadcast live over the Internet. John Scannell, Chairman and CEO, and Don Fishback, CFO, will host the call. Listeners can access the call live or in replay mode at www.moog.com/investors/communications. Supplemental financial data will be available on the webcast web page prior to the conference call.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;
•	we operate in highly competitive markets with competitors who may have greater resources than we possess;

•	we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;
•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings;
•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns;
•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted;
•	contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment;
•	the loss of Boeing as a customer or a significant reduction in sales to Boeing could adversely impact our operating results;
•	our new product research and development efforts may not be successful which could reduce our sales and earnings;
•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete;
•	our business operations may be adversely affected by information systems interruptions, intrusions or new software implementations;
•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;
•	significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our earnings and equity and increase our pension funding requirements;
•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth;
•	our sales and earnings may be affected if we cannot identify, acquire or integrate strategic acquisitions, or if we engage in divesting activities;
•	our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments;
•	unforeseen exposure to additional income tax liabilities may affect our operating results;
•	government regulations could limit our ability to sell our products outside the United States and could otherwise adversely affect our business;
•	the failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages;
•	future terror attacks, war, natural disasters or other catastrophic events beyond our control could negatively impact our business; and
•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Financial statements in this press release include As Adjusted a) Net Earnings b) Earnings Per Share c) Operating Profit and d) Operating Margin financial measures to exclude the effects of the redemption of the senior subordinated notes and the write down of an investment. Management believes these As Adjusted financial measures provide investors important insight and measurement into the company's ongoing operational performance. The Company does not intend for the information to be considered in isolation, or as substitutes to, the most closely related GAAP measures. Reconciliations to GAAP measures are contained within.

Moog Inc.

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in thousands, except per share data)

	Three Months Ended
	December 28,	December 29,
	2013	2012

Net sales	$643,385	$620,803
Cost of sales	444,076	428,103

Gross profit	199,309	192,700

Research and development	35,755	32,328
Selling, general and administrative	99,901	105,075
Interest	5,129	8,596
Redemption of senior subordinated notes	8,002	-
Other	3,665	(2,370)

Earnings before income taxes	46,857	49,071

Income taxes	14,760	14,953

Net earnings	$32,097	$34,118

Net earnings per share

Basic	$0.71	$0.75

Diluted	$0.70	$0.75

Average common shares outstanding

Basic	45,384,652	45,353,332

Diluted	46,010,035	45,708,289

Net earnings and earnings per share - as adjusted

Net earnings as reported	$32,097	$34,118

Redemption of senior subordinated notes	5,481	-

Write down of investment	2,748	-

Net earnings - as adjusted	$40,326	$34,118

Diluted net earnings per share - as adjusted	$0.88	$0.75

Moog Inc.

CONSOLIDATED SALES AND OPERATING PROFIT

(dollars in thousands)

	Three Months Ended
	December 28,	December 29,
	2013	2012

Net Sales
Aircraft Controls	$265,416	$252,281
Space and Defense Controls	99,450	86,465
Industrial Systems	144,079	147,976
Components	102,685	99,275
Medical Devices	31,755	34,806
Net sales	$643,385	$620,803

Operating Profit and Margins

Aircraft Controls	$31,771	$31,075
	12.0%	12.3%

Space and Defense Controls	7,853	8,228
	7.9%	9.5%

Industrial Systems	12,286	9,047
	8.5%	6.1%

Components	16,189	18,846
	15.8%	19.0%

Medical Devices	3,628	1,602
	11.4%	4.6%
Total operating profit	71,727	68,798
	11.1%	11.1%

Deductions from Operating Profit

Interest expense	5,129	8,596
Equity-based compensation expense	3,774	3,891
Redemption of senior subordinated notes	8,002	-
Corporate expenses and other	7,965	7,240
Earnings before Income Taxes	$46,857	$49,071

Operating Profit and Margins - as adjusted

Industrial Systems as reported	$12,286	$9,047
Write down of investment	4,011	-
Industrial Systems - as adjusted	$16,297	$9,047
	11.3%	6.1%
Total operating profit - as adjusted	$75,738	$68,798
	11.8%	11.1%

Moog Inc.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 28,	September 28,
	2013	2013

Cash	$179,569	$157,090
Receivables	777,483	811,376
Inventories	553,585	551,674
Other current assets	129,164	127,235
Total current assets	1,639,801	1,647,375
Property, plant and equipment	564,205	562,363
Goodwill and intangible assets	969,431	975,680
Other non-current assets	53,336	51,677
Total assets	$3,226,773	$3,237,095

Short-term borrowings	$104,155	$105,088
Current installments of long-term debt	8,642	3,382
Contract loss reserves	38,875	44,228
Other current liabilities	540,070	570,532
Total current liabilities	691,742	723,230
Long-term debt	586,063	600,687
Other long-term liabilities	371,276	377,413
Total liabilities	1,649,081	1,701,330
Shareholders' equity	1,577,692	1,535,765
Total liabilities and shareholders' equity	$3,226,773	$3,237,095